EXHIBIT 4.01

EXECUTION COPY

AMENDMENT NO. 1
TO SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

             AMENDMENT (the “Amendment”), dated as of December 6, 2007, to the Second Amended and Restated Rights Agreement, dated as of July 12, 2000 (the “Rights Agreement”), between Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”).

RECITALS

             WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

             WHEREAS, Macrovision Corporation, Saturn Holding Corp, Galaxy Merger Sub, Inc., Mars Merger Sub, Inc., and the Company contemplate entering into an Agreement and Plan of Mergers (the “Plan”) pursuant to which Galaxy Merger Sub, Inc. will merge with and into the Company (the “Merger”). The Board of Directors of the Company has approved the Plan.

             WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time any person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

             WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

             WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

             1.      Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions at the end of Section 1:

             “1(w) “Mars” collectively means Macrovision Corporation, a Delaware corporation, Saturn Holding Corp, a Delaware corporation, Galaxy Merger Sub,

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Inc., a Delaware corporation, and Mars Merger Sub, Inc., a Delaware corporation.”

             “1(x) “Merger” shall mean the “Galaxy Merger” as such term is defined in the Plan.” “1(z) “Plan” shall mean the Agreement and Plan of Mergers, dated as of December 6, 2007, by and between the Company and Mars, as it may be amended from time to time.”

             2.      Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

             “Notwithstanding anything in this Rights Agreement to the contrary, Mars shall not be deemed to be an “Acquiring Person” solely by virtue of (i) the execution of the Plan, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

             3.      Amendment of the definition of “Distribution Date”. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

             “Notwithstanding anything in this Rights Agreement to the contrary, a “Distribution Date” shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

             4.      Amendment of the definition of “Shares Acquisition Date”. The definition of “Shares Acquisition Date” in Section 1(u) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

             “Notwithstanding anything in this Rights Agreement to the contrary, a “Shares Acquisition Date” shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

             5.      Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

             “Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this

Rights Agreement by virtue of the execution of the Plan or by virtue of any of the transactions contemplated by the Plan, including without limitation the consummation thereof.”

             6.      Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting “(i) the close of business on July 10, 2008 (the “Final Expiration Date”)” and replacing it with the following:

             “(i) the earlier of (x) the close of business on July 10, 2008 and (y) the consummation of the Merger (such earlier date, the “Final Expiration Date”)”

             7.      Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

             8.      Termination of Plan. If for any reason the Plan is terminated and the Merger is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment.

             9.      Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be an original which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GEMSTAR-TV GUIDE
INTERNATIONAL, INC.
Attest:

By: /s/ Stephen H. Kay	By: /s/ Richard Battista
Name: Stephen H. Kay	Name: Richard Battista
Title: Executive Vice President and	Title: Chief Executive Officer
General Counsel

AMERICAN STOCK TRANSFER
& TRUST COMPANY
Attest:

By: /s/ Susan Silber	By: /s/ Herbert J. Lemmer
Name: Susan Silber	Name: Herbert J. Lemmer
Title: Assistant Secretary	Title: Vice President

[Rights Agreement Amendment Signature Page]